Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Stephen Daly, William Boecke and Robert Sweet, Jr., each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Hittite Microwave Corporation.  The authority of Stephen Daly, William Boecke and Robert Sweet, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned’s ownership of or transactions in securities of Hittite Microwave Corporation, unless earlier revoked in writing.  The undersigned acknowledges that Stephen Daly, William Boecke and Robert Sweet, Jr. are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned’s filing obligations with respect to securities of Hittite Microwave Corporation, who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.

/s/ Ernest L. Godshalk
Ernest L. Godshalk

Dated: May 8, 2009